UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act

of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASSOCIATED BANC-CORP
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ASSOCIATED BANC-CORP

Supplement No. 1 to

Proxy Statement dated March 18, 2024

This Supplement No. 1 to the Proxy Statement of Associated Banc-Corp (the “Company”), filed on Schedule 14A with the Securities and Exchange Commission on March 18, 2024 (the “Proxy Statement”) in connection with the Annual Meeting of Shareholders to be held on April 30, 2024, is being filed solely for the purpose of correcting certain director beneficial ownership information provided on the table under the heading “Security Ownership of Directors and Management – Common Stock” on page 18 of the Proxy Statement.

Specifically, the Company is correcting the number of shares of Company common stock beneficially owned by Michael J. Haddad to reflect shares held in a trust, and by John (Jay) B. Williams to reflect shares held in an IRA. The Company is also correcting the total number of shares held by all directors and executive officers as a group and the percent of class to reflect the corrected number of shares held by Mr. Haddad and Mr. Williams. The corrected amounts are set forth in the following table:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Shares Issuable Within 60 Days(2)	Percent of Class
Michael J. Haddad	9,498	—	*
John (Jay) B. Williams	24,958	—	*
All Directors and Executive Officers as a group (24 persons)	2,197,118	1,071,098	1.46%

(1) Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of February 15, 2024 and vested and unvested service-based restricted stock.

(2) Shares subject to options exercisable within 60 days of February 15, 2024.

This Supplement does not revise or update any other information set forth in the Proxy Statement, and it should be read in conjunction with the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

The date of this Proxy Statement Supplement is April 24, 2024.